Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 relating to Mechanical Technology, Incorporated’s 2014 Equity Incentive Plan, of our report dated March 6, 2014, relating to the consolidated balance sheets of Mechanical Technology, Incorporated as of December 31, 2013 and 2012, and the related consolidated statements of operations, changes in equity, and cash flows for each of the years in the two year period ended December 31, 2013, which appears in Mechanical Technology, Incorporated’s Annual Report on Form 10-K for the year ended December 31, 2013.

/s/UHY LLP

Albany, New York

June 24, 2014